Exhibit 10.35

PURCHASE AND SALE AGREEMENT

HIGHLANDS RANCH SHEA CENTER II, LLC, Seller

NETREIT, INC., Purchaser

November 10, 2015

-i-

-ii-

Exhibits

A	Legal Description
B	Personal Property
C	Special Warranty Deed
D	Assignment of Leases
E	Assignment of Contracts and Other Intangibles
F	Bill of Sale
G	Form of Notice to Tenants
H	Estoppel Certificate
I	List of Contracts
J	Leasing Commissions, Tenant Improvements, Tenant Delinquencies
K	Rent Roll

-iii-

PURCHASE AND SALE AGREEMENT

THIS AGREEMENT is entered into as of the 10th day of November, 2015, by HIGHLANDS RANCH SHEA CENTER II, LLC, a Colorado limited liability company (the “Seller”), and NETREIT, INC., a Maryland corporation (the “Purchaser”).

ARTICLE 1.

Purchase And Sale

Section 1.1 Purchase and Sale.  Subject to the terms and provisions in this Agreement, Seller agrees to sell to Purchaser and Purchaser agrees to purchase from Seller the land described in Exhibit A to this Agreement and the buildings, fixtures and other improvements located on that land (together called the “Property”), known as Highlands Ranch Shea Center II, located at 1805 Shea Center Drive, in the County of Douglas, State of Colorado, along with (a) all easements, servitudes and other rights now belonging or appertaining to the Property, and (b) the Personal Property described in Section 1.3.

Section 1.2 Purchase Price; Payment of the Purchase Price.  The price of the Property and Personal Property is $25,325,000.00 (the “Purchase Price”).  The Purchase Price (subject to the prorations to be made under this Agreement) is payable by Purchaser as follows:

a. Deposit.  $150,000.00 (the “Initial Deposit”) has been delivered or shall be delivered within one business day after the date of this Agreement, time being of the essence, in the form of a cashier’s check, wire transfer or other good funds (“Good Funds”) for immediate credit to the escrow account of Fidelity National Title Insurance Company (the “Title Company”), at its offices at 4643 S. Ulster, Suite 500, Denver, Colorado  80237  Attention: Darren Hone, to be held by the Title Company pursuant to the provisions of this Agreement.  If Purchaser does not terminate this Agreement pursuant to its rights under Section 2.5d before the expiration of the Inspection Period, Purchaser shall, on or before the last day of the Inspection Period, deliver to the Title Company an additional $200,000.00 in Good Funds (the “Subsequent Deposit”) for immediate credit to the Title Company’s account.  As used herein, the “Deposit” shall mean the Initial Deposit, and from and after the date, if at all, delivered by Purchaser to the Title Company, the Subsequent Deposit, together with all interest which shall accrue thereon.  The Title Company shall invest the Deposit in government insured interest-bearing instruments reasonably satisfactory to both Purchaser and Seller, shall not commingle the Deposit with any funds of the Title Company or others, and shall promptly provide Purchaser and Seller with confirmation of the investment made.  The Deposit shall be non-refundable except as expressly set forth in this Agreement.

b. Balance of Purchase Price.  The balance of the Purchase Price shall be paid to Seller on the Closing Date in Good Funds, which payment shall be made by wire transfer to the Title Company on or before 3:00 p.m. Mountain Time on the Closing Date, so that the Purchase Price can be disbursed by the Title Company in Good Funds to Seller on the Closing Date.

Section 1.3 Personal Property.  Included in the sale of the Property is all of the Seller’s right, title and interest in and to the following (the “Personal Property”):

a. Leases.  All leases and rental agreements in effect as of the Closing with respect to the Property (the “Leases”), together with any guaranties of any Leases, and Seller’s interest in any security deposits, security interests and prepaid rents under the Leases;

b. Contracts.  The service, supply, leasing, maintenance and other contracts entered into in connection with the operation, leasing, maintenance and repair of the Property (the “Contracts”);

c. Licenses, Permits and Warranties.  To the extent they may be transferred by Seller and are in existence and effect (i) all licenses, permits, approvals and authorizations required for the use and operation of the Property; and (ii) warranties covering any portion of the Property (together, the “Licenses, Permits and Warranties”);

d. Surveys and Plans.  All existing surveys, blueprints, drawings, plans and specifications (including, without limitation, structural, HVAC, mechanical and plumbing plans and specifications) in Seller’s possession (the “Surveys and Plans”);

e. Leasing Materials.  All tenant lists, lease files, lease booklets, manuals and promotional and advertising materials concerning the Property or used in connection with the operation of the Property, to the extent they are located at the Property or the Property manager’s office, but excluding any confidential or proprietary internal books and records of Seller maintained at any of Seller’s offices, internal and external appraisals and/or evaluations of the Property, budgets and any other privileged or proprietary information (the “Leasing Materials”); and

f. Name.  To the extent of any proprietary rights of Seller therein, the right to use the name “Highlands Ranch Shea Center II” now used in connection with the Property (the “Name”), provided that Seller shall retain the right to use the Name for marketing purposes identifying the Property as a project developed by Seller or an affiliate of Seller, but excluding any other Marks (as defined in Section 8.2b); and

g. Tangible Personal Property.  All tangible personal property owned by the Seller and used solely in connection with the Property, including that shown on Exhibit B attached hereto and incorporated herein by this reference (the “Tangible Personal Property”).

ARTICLE 2.

Closing

Section 2.1 Closing.  The closing of the purchase and sale of the Property (the “Closing”) shall be held on December 31, 2015, or on such earlier date as the parties may agree (the “Closing Date”), beginning at 10:00 a.m. Mountain Time, at the offices of Seller.  Time is of the essence with respect to the obligations of Seller and Purchaser to close the purchase and sale pursuant to this Agreement on the Closing Date, except as expressly provided in this Agreement.

Section 2.2 Seller’s Closing Items.  At the Closing, Seller agrees to execute, deliver and/or provide to Purchaser, or cause to be executed, delivered and/or provided to Purchaser, the following:

a. Deed.  A special warranty deed in the form of Exhibit C attached hereto and incorporated herein by this reference (the “Deed”), conveying fee title to the Property to Purchaser, subject only to the reservations in favor of Seller contained therein and the Permitted Exceptions;

b. Assignment of Leases.  An assignment to and assumption by Purchaser of the Leases for the Property, in the form of Exhibit D attached hereto and incorporated herein by this reference;

c. Assignment of Contracts.  An assignment to and assumption by Purchaser of the Contracts which Purchaser has agreed to assume under Section 6.3 below, the Licenses, Permits and Warranties, the Surveys and Plans, the Leasing Materials, and the Name, in the form of Exhibit E attached hereto and incorporated herein by this reference;

d. Bill of Sale.  A bill of sale transferring Seller’s interest in the Tangible Personal Property to Purchaser, in the form of Exhibit F attached hereto and incorporated herein by this reference;

e. Tenant Estoppel Letters.  The tenant estoppel letters to be obtained in accordance with Section 2.5b and Seller’s certificate, if any, delivered pursuant to Section 2.5b;

f. Non-Foreign Affidavit.  An affidavit stating that Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code; and a Colorado Department of Revenue Form 1083 indicating that no withholding is required;

g. Leases and Contracts.  Originals of all Leases and of those Contracts which Purchaser has agreed to assume pursuant to Section 6.3 below, as well as any and all building plans, surveys, site plans, landscaping plans, development plans, specifications and drawings concerning the Property which are in the possession of Seller; provided, if an original is not available, a photocopy certified by Seller to be true and complete will be acceptable, and further provided that if originals are held by the Property manager, a letter instructing the Property manager to deliver those documents to Purchaser or Purchaser’s Property manager within 3 days following Closing and acknowledged by Seller’s Property manager shall be sufficient, provided, however, that Seller agrees to reasonably cooperate with Purchaser following the Closing to facilitate the delivery of such items;

h. Owner’s Title Policy.  The Title Policy referred to in Section 2.5c, which may be delivered a reasonable time after the Closing if that is the customary practice of the Title Company;

i. Notices to Tenants.  A notice to the tenants of the Property informing them of the sale of the Property to Purchaser, in the form of Exhibit G attached hereto and incorporated herein by this reference; and

j. Other Property.  Any bonds, warranties or guarantees which are applicable to the Property and which are in existence and transferable, and all keys, codes and electronic cards to all locks on the Property to the extent in the possession and control of Seller;

k. Rent Roll.  An updated Rent Roll (as defined herein) for the Property and an updated Exhibit K, each certified to be true, correct and complete in all material respects by Seller.

l. Amendment to Vesting Deed.  A recorded copy of an amendment to that certain Special Warranty Deed (the “Vesting Deed”) recorded August 21, 2000, in Book 1884 at Page 2083 of the County real property records, pursuant to which Seller was conveyed title to the Property, that amends the “Use Limitation Period”, as defined therein, to expire on the date that is 10 years after the date of the Closing and expands the “Use Limitations”, as defined therein, to include medical office purposes.

Section 2.3 Purchaser’s Closing Items.  At the Closing, Purchaser agrees to execute, deliver and/or provide to Seller, or cause to be executed, delivered and/or provided to Seller, the following:

a. Purchase Price.  The balance of the Purchase Price as provided in Section 1.2b; and

b. Assignments.  The assignment and assumption agreements executed and delivered by Seller pursuant to Section 2.2.

Section 2.4 Other Closing Documents.  In addition to the documents referred to in Section 2.2 and Section 2.3, each party agrees to execute and deliver at the Closing such other documents as may be required in this Agreement or as may be necessary to carry out its obligations under this Agreement.

Section 2.5 Conditions to Purchaser’s Obligations.  The obligation of Purchaser to purchase the Property pursuant to this Agreement is subject to the fulfillment on or prior to the Closing Date, as provided below, of each of the following conditions, except to the extent waived by Purchaser:

a. Seller’s Representations and Warranties.  All representations and warranties of Seller set forth in Section 2.5d.iii shall be true in all material respects as of the Closing Date;

b. Tenant Estoppel Letters.  Seller shall have obtained estoppel letters in the form required by the particular Leases, from tenants which, in the aggregate, generate 90% of the monthly Base Rent under the current Leases of the Property, including each of the tenants under leases for 5,000 or more square feet each (“Major Tenants”).  The estoppel letters shall be on the form attached as Exhibit H hereto and incorporated herein by this reference; provided, however, that in the event any Leases permit a tenant to provide an estoppel letter on a specified form, or to the extent the Purchaser’s lender or a national chain tenant utilizes its own form of estoppel letter, should said tenant(s) execute that form of estoppel letter rather than the form in Exhibit H, Purchaser shall accept that form.  The Estoppel Letters shall be delivered to Purchaser at least three (3) business days prior to the Closing Date.  If on the Closing Date Seller has obtained estoppel letters from tenants which generate less than 90% of such Base Rent, Seller may satisfy this condition by executing and delivering to Purchaser at the Closing its own certificate in the form attached as Exhibit H with respect to space leased to tenants who have not delivered estoppel letters and which will cause the space covered by estoppel letters and Seller’s certificates to equal or exceed this 90% requirement, provided that such Seller’s certificates shall not be permitted for any Major Tenant or for more than 5% of the monthly aggregate Base Rent under the current Leases of the Property.  Seller shall be deemed to have represented and warranted each item of information contained in its certificate delivered to Purchaser as to each of those Leases, which representations and warranties shall survive for a period terminating on the earlier of (i) 9 months from the Closing Date; or (ii) the date on which Purchaser has received an executed estoppel letter signed by the tenant under the Lease in question confirming such item of information.  If Seller has not obtained estoppel letters from such tenants by the Closing Date, Seller may, in lieu of giving its own certificates, adjourn the Closing Date for up to 45 days to allow it additional time to satisfy this requirement (but without waiving the right to deliver its own certificates at the end of the adjournment period), by written notice to Purchaser delivered at or prior to the Closing Date, which regardless of the aforementioned shall be no later than December 31, 2015.  Purchaser shall have two (2) business days following its receipt of the last of the required estoppel letters and Seller’s certificates to review and either approve or disapprove all of the same.  Purchaser’s failure to notify Seller in writing of its disapproval of any estoppel letters or certificates, together with the reasons for any disapproval, within such five (5) business day period shall be deemed Purchaser’s approval thereof.  Purchaser may only disapprove any estoppel letters or Seller’s certificates in the event they contain information inconsistent with the Rent Roll and/or Leases provided to Purchaser by Seller and/or in the event they disclose a breach of the Lease by either the landlord or the tenant or in the event they contain any adverse matters or claims or contain matters inconsistent with Seller’s representations in this Agreement.  In the event that Purchaser fails to approve the estoppel letters or Seller certificates or Seller is unable to deliver the estoppel letters required herein or its own certificates in lieu thereof, Purchaser may either (i) terminate this Agreement, in which case the Deposit shall be returned to Purchaser, or (ii) Purchaser may waive this condition precedent and proceed to Closing, which election shall be stated in Purchaser’s notification.  Seller and Purchaser agree to cooperate with each other and to use good faith efforts for up to three months after the Closing to obtain any tenant estoppel letters missing at the Closing.

c. Title Evidence; Survey.

i. Title Evidence.  Within 5 days after the date of this Agreement, Seller shall cause the Title Company to deliver to Purchaser a preliminary title insurance commitment issued by the Title Company (the “Commitment”) pursuant to which the Title Company will commit to issue an ALTA Policy (the “Title Policy”) complying with the requirements of this Section 2.5 and showing the status of record title to the Property, together with copies of all recorded documents listed as exceptions to title on Schedule B-2 of the Commitment (collectively, the “Exception Documents”).  Seller shall pay the base premium for the Title Policy, and Purchaser shall pay the cost, if any, for the endorsements it wants to the Title Policy.  Seller agrees to cause the Title Company (a) to delete standard printed exception nos. 1, 2, 3 and 5, from the Title Policy, (b) to modify standard printed exception no. 4 so that it only applies to any lien, or right to a lien, for services, labor or materials imposed by law and not shown by the public records, for matters contracted for or agreed to by Purchaser, or its agents and/or assigns, and (c) to modify standard printed exception no. 6 for real property taxes and assessments for the Property to apply only to real property taxes and assessments for the year in which Closing occurs and subsequent years.  Seller agrees to deliver to the Title Company at the Closing a mechanic’s lien affidavit reasonably acceptable to the Title Company certifying that all work on the Property requested by Seller or its employees or agents (including the Property manager) has been paid in full or that provision has been made by Seller for payment in full in the ordinary course of business.  The Commitment, the Exception Documents, and the Survey (defined below) are referred to as the “Title Materials.”

ii. Title Objections; Permitted Encumbrances.  If, from its review of the Title Materials, Purchaser believes that any encroachment on the Property or any exception to title shown in the Title Materials or Survey (as defined below) would, in Purchaser’s sole judgment, adversely affect the Property (“Title Objections”), Purchaser shall deliver to Seller written notice (the “Objection Notice”) of the Title Objections no later than 15 days after it has received each of the Title Materials.  During the five-day period following Seller’s receipt of the Objection Notice, Seller may elect (but shall have no obligation) to remove or cure or, with Purchaser’s consent, which consent shall not be unreasonably withheld, to obtain title insurance over any Title Objections, and, if Closing is scheduled to occur during that five-day period, the Closing Date shall, at Seller’s option, be extended for up to 30 days to enable Seller to take any of these actions (the “Cure Period”) so long as Closing is not extended beyond December 31, 2015.  If Seller does not elect to or is unable to remove or cure or, with Purchaser’s consent, to obtain title insurance over all such Title Objections prior to the end of the Cure Period, Purchaser may, by written notice (the “Election Notice”) given to Seller within two business days after the end of the Cure Period, elect:

(1) if requested by Seller, to grant Seller an additional period of up to 30 days to cure or remove or, if applicable, to obtain title insurance over all uncured or unremoved Title Objections and, if Closing is scheduled to occur during that time period, the date of Closing shall be extended accordingly so long as Closing is not extended beyond December 31, 2015; or

(2) to waive all uncured or unremoved Title Objections; or

(3) to terminate this Agreement, whereupon the Deposit shall be returned to Purchaser, after which Seller and Purchaser shall have no further obligation or liability hereunder except as otherwise expressly provided in this Agreement.

If Seller does not receive an Objection Notice within that 10-day period, or after receiving an Objection Notice does not receive an Election Notice within that two business-day period, Purchaser shall be deemed to have accepted the status of title to the Property as disclosed by the Title Materials, and to have waived any uncured and unremoved Title Objections.

iii. Permitted Exceptions.  Any matter that is disclosed in the Title Materials, and to which Purchaser does not object pursuant to subsection ii or iv (or to which Purchaser so objects but subsequently waives or consents to title insurance over) other than the Liens (as defined in subsection v below) shall be “Permitted Exceptions.”

iv. Additional Defect of Title.  If, at any time prior to the Closing, Purchaser becomes aware of any encumbrance on or defect in title to the Property that is not a Permitted Exception and that was not disclosed in the Title Materials, and which would otherwise qualify for an Objection Notice (an “Additional Title Objection”), Purchaser shall give Seller written notice of the Additional Title Objection no later than 7 days after the date on which Purchaser first becomes aware of it, which shall be subject to the same rights, requirements, elections and waivers as an Objection Notice and Election Notice given under this subsection iv.

v. Seller’s Obligation to Remove Certain Liens.  Notwithstanding anything to the contrary in this Section 2.5c, Seller shall be obligated to remove from title to the Property at Closing, and without any extension of the Closing Date, any deeds of trust and mortgages that encumber the Property as of Closing and any mechanic’s and materialmen’s liens or other exception to title which qualify as Title Objections and that were created by the actions of Seller after the date of this Agreement and that encumber the Property as of Closing (collectively, the “Liens”), and Purchaser agrees that Seller may use the proceeds of the Purchase Price for that purpose.  Furthermore, the Liens shall not constitute Permitted Exceptions regardless of whether they are disclosed by the Title Materials or objected to by Purchaser, and Purchaser shall have no obligation to object to the Liens under subsection ii or iv.

vi. Survey.  Within 5 days after the date of this Agreement, Seller shall deliver to Purchaser a preliminary ALTA/ACSM Land Title Survey of the Property dated April 7, 2015 (the “Survey”), prepared by AzTec Consultants, Inc., certified to Seller and Title Company, which Seller shall cause to also be certified to Purchaser and to Purchaser’s lender (provided that Purchaser timely identifies such lender to Seller) within 30 days after the date of this Agreement.

d. Inspection of the Property.

i. Access Prior to Closing; Rent Roll; Inspection Period.  At any time prior to the Closing Date, Purchaser and its authorized agents and employees shall have the right to enter the Property during reasonable business hours for the purposes of conducting environmental and other studies and inspections, provided that those operations are conducted in such a manner as not to damage the Property or create liability on Seller.  Seller will provide Purchaser with a list of all Contracts in effect on the date of this Agreement and a rent roll for the last calendar month ending prior to the date of this Agreement, listing all of the existing Leases and the amount of security deposits held under each of those Leases, in the form of Exhibit K attached hereto and incorporated herein by this reference (the “Rent Roll”).  All entries, studies and inspections shall be conducted so as not to disturb any tenants or unreasonably interfere with the operation or management of the Property.  Purchaser shall advise Seller at least 24 hours in advance of any such entry, study or inspection and of the name or names of the persons who will be making, and the nature of, the entry, study or inspection.  Seller or its authorized employee or agent shall have the right to be present during each such entry, study and inspection.  All entries on and inspections or studies of the Property shall be at the sole risk and expense of Purchaser, and Purchaser shall indemnify and hold Seller harmless from and against any and all liens, claims, demands, injuries, damages, costs, expenses (including also reasonable attorney’s fees) or liability incurred by or asserted against Seller or the Property as a result of any of those entries, inspections or studies, which obligations shall survive the Closing or any termination of this Agreement.

Seller will make available to Purchaser and its authorized agents and employees, through its electronic data room, copies of all Leases, Contracts and other relevant due diligence documents as listed on the attached Exhibit L pertaining to the Property or the Personal Property in Seller’s or the Property manager’s possession; provided, however, to the extent uploading any such due diligence documents would be unreasonably burdensome on Seller, as an alternative to uploading such documents, Seller shall have the option to make such documents available to Purchaser at Seller’s offices for copying.  All such copies and information shall be subject to Section 2.5d.ii and Section 2.5d.iii and, in particular, any studies or tests of the soil, environment or other conditions or matters shall be furnished without any representation or warranty by Seller, express or implied, as to their accuracy, completeness or otherwise.  Seller shall not knowingly conceal any information requested by Purchaser pursuant to this Section or delete any portion of documents furnished to Purchaser.

If for any reason or for no reason Purchaser, in its sole discretion, is not satisfied with the results of such studies or inspections, Purchaser shall have the right to terminate this Agreement by giving notice to Seller on or before 5:00 p.m. Mountain Time on December 11, 2015 (the “Inspection Period”), time being of the essence, in which event this Agreement shall terminate, the Deposit shall be returned to Purchaser, and neither party shall have any further obligations or liability under this Agreement except as expressly provided herein; otherwise Purchaser shall be deemed to be satisfied with the condition of the Property and its suitability for Purchaser’s use and this Agreement shall continue in full force and effect.

If this Agreement is terminated for any reason, then (a) within 30 days after termination Purchaser shall repair any damage caused by any of those entries, inspections or studies so as to restore the Property to its same condition before the damage; and (b) if requested by Seller, within the same 30-day period Purchaser shall deliver to Seller all written studies, inspections, reports, records and other documents it obtained from Seller or the Property manager with regard to the Property, or, if requested by Seller, Purchaser shall destroy all such documents; and (c) Purchaser shall maintain in confidence all information it obtained about the Property.

ii. Sale “As Is.”  Purchaser agrees and acknowledges that, except as set forth in Section 2.5d.iii below and as provided further in ARTICLE 7:

(1) Purchaser is acquiring the Property in its “as is” condition;

(2) Purchaser is relying upon the results of its own investigation concerning the Property; and

(3) SELLER HAS NOT MADE AND DOES NOT MAKE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, TO PURCHASER OR TO ANY OTHER PERSON OR ENTITY ABOUT THE PHYSICAL CONDITION OF THE PROPERTY OR ITS SUITABILITY FOR ANY USE OR PURPOSE, INCLUDING BUT NOT LIMITED TO CURRENT OR PAST COMPLIANCE WITH ENVIRONMENTAL AND HAZARDOUS WASTE LAWS, AND PURCHASER SHALL MAKE ITS OWN DETERMINATION AS TO THE CONDITION OF THE PROPERTY AND ITS SUITABILITY FOR PURCHASER’S PURPOSES, AS TO WHETHER HAZARDOUS OR TOXIC MATERIALS WERE USED, RELEASED OR STORED ON THE PROPERTY OR CONSTITUTE A PRESENT HAZARD WITH RESPECT TO THE PROPERTY, AND OTHERWISE.

iii. Limited Representations of Seller.  Notwithstanding anything herein to the contrary, Seller warrants and represents to Purchaser that to the actual present knowledge of Peter A. Culshaw and Michael A. Brown (the “Employees”), without inquiry or investigation:

(1) The Property is free of "Hazardous Materials" and is otherwise in compliance with all applicable "Environmental Requirements" (as hereinafter defined).  The term “Hazardous Materials” shall mean any waste, industrial by‑product, chemical or hazardous substance of any nature, including without limitation, hydrocarbons, radioactive materials, phenylchlorobenzenes (PCBs), friable asbestos, pesticides, herbicides, pesticides or herbicide containers, untreated sewage, industrial process sludge, petroleum or petroleum by‑products (including but not limited to crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas or synthetic gas usable for fuel or any mixture thereof), polychlorinated biphenals, urea formaldehyde, radon gas, medical waste, or other regulated materials that may cause cancer of reproductive toxicity, or any "hazardous substance," "hazardous material," "hazardous waste," or "toxic substance," as such terms are defined in the Environmental Requirements; provided, however, “Hazardous Materials” shall not include commercially reasonable amounts of such materials used in the ordinary course of operation of the Property. The term “Environmental Requirements” shall mean any applicable environmental requirement of federal, state or local law, statute, ordinance or regulation, or applicable court or administrative order or decree, or applicable private agreement. Seller has received no written notice from a governmental authority that the Property is in violation of the Environmental Requirements, and Seller has no actual knowledge of any underground storage tanks which contain hazardous materials or petroleum products being located on the Property other than in connection with the operation of the Property;

(2) There is no litigation pending or, to the actual knowledge of the Employees, threatened against or with respect to Seller in its capacity as owner of the Property or landlord under the Leases, or against the Property or the Leases;

(3) There is no condemnation or similar proceeding currently pending or, to the actual knowledge of the Employees, threatened against the Property; and

(4) The list of Contracts on Exhibit I to this Agreement is and shall be, to the actual knowledge of the Employees, complete and correct in all material respects.

(5) The current Rent Roll attached as Exhibit K hereto is and shall be complete and correct in all material respects.  With respect to the Leases, except as set forth on Exhibit J, there are not as of the date of this Agreement any delinquencies in the payment of rent by tenants and Seller has not received any notice from any tenant as to any alleged default of the landlord thereunder, nor do the Employees have actual knowledge of nor have they given any notices to tenants of alleged defaults under the Leases.  In addition, Employees have no actual knowledge of any events or circumstances which with the passage of time, or the giving of notice, or both would become a material default of the landlord or any tenant under any Lease.  Seller has received no notice that any tenant is a debtor in any pending bankruptcy proceeding, nor has any tenant informed Seller that it intends to file for bankruptcy.  There are no agreements, written or oral, with any tenant to purchase the Property.  There are no leasing commissions or tenant improvements due under the Leases, nor will any be due upon renewal of the Leases as a result of any agreement entered into by Seller, except as disclosed in the Leases or except as set forth on Exhibit J.  Seller has delivered to Purchaser complete copies of all existing Leases and amendments to those Leases.  Prior to the end of the Inspection Period, Seller shall deliver to Purchaser an updated Exhibit J.

(6) Except as set forth on Exhibit I, neither Seller nor the other party is in material default under any Contract, nor is any event or circumstance present which with the passage of time, or the giving of notice, or both would become a material default of Seller or such other party.

(7) Seller has not received any written notice from any governmental authority of any alleged violations of any laws, ordinances, orders, codes or regulations with respect to the Property.

(8) Neither Seller nor any of its Affiliates is:  (i) a Prohibited Person (defined below), and (ii) Seller is in full compliance with all applicable orders, rules, regulations and recommendations of The Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury.

The term “Prohibited Person” shall mean any person or entity:

(a) Listed in the Annex to, or otherwise subject to the provisions of the Executive Order No. 13224 on Terrorist Financing effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”);

(b) That is owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to or is otherwise subject to the provisions of the Executive Order;

(c) With whom Purchaser is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering law, including the Executive Order;

(d) Who commits, threatens or conspires to commit, or supports "terrorism" as defined in the Executive Order;

(e) That is named as a "specially designated national and blocked person" on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, www.ustreas.gov/offices/enforcement/ofac or at any replacement website or other replacement official publication of such list; or

(f) Who is an Affiliate of or affiliated with a person or entity listed above.

The term "Affiliate" as used herein shall mean, as to any person or entity, any other person or entity that, directly or indirectly, is in control of, controlled by, or is under common control with such person or entity or is a director or officer of such person or entity or of an Affiliate of such person or entity.  As used herein, the term "control" means the possession, directly or indirectly, of the power to direct, or cause the direction of, management, policies or activities of a person or entity, whether through ownership of voting securities, by contract or otherwise.

(9) There is no right of first refusal, right of first offer, or right of first negotiation to purchase or lease currently affecting the Property, except as may be disclosed pursuant to the tenant estoppel letters, the Leases, the Permitted Exceptions or as otherwise disclosed to Purchaser pursuant to this Agreement.

(10) The Due Diligence Materials and all other documents delivered by Seller to Purchaser or made available for Purchaser's inspection pursuant to Exhibit L are complete and correct in all material respects.

(11) There are no maintenance contracts, service contracts or any other contracts (whether oral or written) affecting or relating to the Property which shall survive the Closing, except those Contracts approved or assumed by Purchaser pursuant Section 6.3, if any.  At the Closing, there shall be no outstanding contracts entered into by Seller for the construction or repair of the Property which have not been fully paid for, and Seller shall cause to be discharged all mechanics' and material suppliers liens arising from any labor or materials furnished to the Property prior to Closing.

Seller agrees to advise Purchaser in writing if, subsequent to the date of this Agreement and prior to the Closing, the Employees learn that any of the representations and warranties set forth in this Section 2.5d.iii is no longer true or correct in any material respect; in which event, unless Seller elects to cause and does cause the representation and/or warranty to again become true or correct prior to the Closing, Purchaser’s sole remedies shall be to terminate this Agreement at or prior to the Closing (provided that if the termination occurs after the Closing, it shall not affect the parties’ rights and obligations under this Agreement or the Deed, which shall remain in effect) or to waive any objection to the representation or warranty to the extent it has become untrue or incorrect and to proceed with the Closing.  Subject to the preceding sentence, these warranties and representations, as supplemented or amended by any such subsequent disclosure, shall be deemed restated at Closing, but shall only survive Closing for a period of 9 months.

In the event that one or more of the conditions set forth in this Section 2.5 has not been satisfied or waived by Purchaser on or before the Closing Date, then unless otherwise agreed to by Seller and Purchaser and except for any additional remedies available to Purchaser in the event of a default by Seller under Section 4.1b, Purchaser’s exclusive remedy shall be to request the Title Company to return the Deposit to Purchaser, whereupon this Agreement shall terminate and neither party shall have any further rights or obligations under this Agreement except as expressly provided in this Agreement.

The representations and warranties set forth in this Section 2.5d.iii shall be subject to the limitations set forth in Section 8.23.

ARTICLE 3.

Closing And Post-Closing Adjustments

Section 3.1 Closing Adjustments.  The following are to be apportioned at the Closing on a per diem basis through and including 11:59 p.m. Mountain Time of the day preceding the Closing Date with respect to the Property:

a. Taxes and Assessments.  Real property taxes and real property assessments for the Property for the year of Closing, payable in the following calendar year, shall be apportioned between Seller and Purchaser as of the date of Closing.  Such apportionment shall be computed on the basis of the most recent assessed valuation and mill levy information, and shall constitute a final settlement.  Purchaser understands that it shall be solely responsible for payment of all special assessments against the Property which are assessed for improvements to the Property or the surrounding land which are installed after Closing.

b. Rents.  Base rents, parking rents, escalation or reimbursement payments for real estate and personal property taxes, insurance premiums, CAM or other operating expenses and charges, payable with respect to the Property for the month of Closing shall be prorated as of the Closing Date.  Percentage rents for each tenant obligated therefor shall be pro-rated on the basis of the number of days lapsed during the tenant’s percentage rent period as of the Closing Date and not on the basis of the amount of the tenant’s sales which accrued during such percentage rent period as of the Closing Date.  Such prorations may not be capable of determination at the Closing Date, in which event, such prorations shall be made within 90 days after Closing; provided, however, that to the extent any tenant required to pay percentage rent is not required to report its sales within said 90-day period, then such proration shall be made within thirty days following receipt by Purchaser of such sales report.  All rents received by Seller under the Leases which are attributable to the period of time prior to the date of Closing will be retained by Seller.  All rents received by Seller under the Leases which are attributable to the period of time commencing as of the date of Closing and thereafter will be paid or credited to Purchaser.  With respect to any tenant (“Delinquent Tenant”) who owes rent and other charges which at Closing are past due, such past due rents and other charges (“Delinquencies”) shall not be prorated.  Purchaser shall remit such Delinquencies, if any, if, as and when collected by Purchaser.  If a payment is received by Purchaser from a Delinquent Tenant, such payment shall be applied by Purchaser first to the most recent rent then due from such Delinquent Tenant to Purchaser, if any, then to any Delinquencies that are owed to Seller.  The right to receive and to collect all rents and profits, delinquent or otherwise, shall be assigned by Seller to Purchaser at Closing, except that Seller shall retain the right to collect all Delinquencies from any Delinquent Tenants of the Property, including the right to sue any such Delinquent Tenant in a collection action; provided, however, that following the Closing, Seller shall not have any right to commence or pursue any eviction action against any Delinquent Tenant.  Purchaser agrees to use reasonable efforts to collect all such rents on Seller’s behalf for ninety (90) days after Closing.

At least 5 days prior to the Closing Date, Seller shall provide Purchaser with a reconciliation of operating expense reimbursements under the Leases (“CAM Charges”) as of the Closing Date, together with such supporting documentation as Purchaser may reasonably request.  In the event the reconciliation indicates that additional CAM Charges will be due to any of the tenants, Purchaser shall receive a credit on the Purchase Price equal thereto for each of the tenants who has overpaid.  In the event the reconciliation indicates that additional CAM Charges will be due from any of the tenants, such additional CAM Charges shall be paid by Purchaser (if collected by Purchaser) post-closing in the manner specified below.  To the extent tenants have underpaid CAM

Charges as of the Closing, Purchaser shall bill said tenants for the underpayments (“Underpayments”) in the calendar year 2015 as permitted under the tenant’s Lease, and shall make reasonable efforts (without the requirement to initiate litigation) to collect the same on Seller’s behalf. All amounts collected by Purchaser for Underpayments shall be applied first to the cost of collection and the balance shall be delivered to Seller within 10 business days from Purchaser’s receipt thereof.  Within 60 days after the Closing Date, Seller shall provide Purchaser with a final reconciliation of CAM Charges through the Closing Date, together with such supporting documentation as Purchaser may reasonably request.  If the final reconciliation indicates that Purchaser received a credit at Closing for overpaid CAM Charges that was more than it was entitled to receive, Purchaser shall remit the excess to Seller within 10 business days from its receipt of the final CAM reconciliation and supporting documentation.   If the amount received by Purchaser at Closing for overpaid CAM Charges was less than Purchaser should have received, the shortfall shall be paid to Purchaser by Seller at the same time Seller delivers the final CAM reconciliation and supporting documentation to Purchaser.  If the final CAM reconciliation indicates that there are still Underpayments, the Underpayments shall be treated in the manner provided above.

c. Security Deposits.  Seller, at its option, shall either (a) deliver funds in an amount equal to the Security Deposits to Purchaser at Closing, or (b) have the amount of the Security Deposits credited against the Purchase Price.  In either event, Purchaser shall be deemed to have accepted a transfer of the Security Deposits from Seller at Closing.

d. Leasing Commissions.  Seller shall be responsible for the payment of all leasing commissions and referral fees relating to Leases entered into prior to the date of this Agreement, other than those commissions or fees due or payable as a result of the exercise of renewal options or other options or rights under existing Leases which are exercised on or after the date of this Agreement or as a result of any Leases executed on or after the date of this Agreement and any renewal, expansion or other modification of Leases executed on or after the date of this Agreement, in each case, in accordance with this Agreement, which shall be Purchaser’s responsibility (provided that each of those Leases which are in effect on the date of this Agreement are listed on Exhibit J to this Agreement or are otherwise disclosed to Purchaser in writing prior to the end of the Inspection Period).  Purchaser shall reimburse Seller at the Closing to the extent Seller has paid any such leasing commissions or referral fees which are the responsibility of Purchaser.  Each party agrees to indemnify, defend and hold the other harmless from and against any and all liability for leasing commissions, referral fees and other costs and expenses owed by that party under this Section.

e. Tenant Improvements and Other Expenses.  Seller shall be responsible for the payment of all tenant improvement expenses (including all hard and soft construction costs, whether  payable to the contractor or to the tenant), tenant allowances, moving expenses and other out-of-pocket costs which are the obligation of the landlord under the Leases entered into prior to the date of this Agreement, except as set forth in the following sentence with respect to renewal options or expansion options under those Leases.  Purchaser shall be responsible for the payment of all such tenant improvement expenses, tenant allowances, moving expenses and other out-of-pocket costs which are the obligation of the landlord under (A) existing Leases relating to the renewal periods or additional space under renewal options or expansion options under the existing Leases exercised on or after the Effective Date (provided those Leases are listed on Exhibit J) or (B) the Leases entered into on or after the Effective Date.  Purchaser shall reimburse Seller at the Closing to the extent Seller has paid any such expenses which are the obligation of Purchaser.  Seller shall in no event be obligated to pay for any change orders or additions to the tenant improvements or changes in the scope of the work or the specifications agreed to by Purchaser and issued on or after the Closing Date.  Seller and Purchaser hereby acknowledge that pursuant to that certain Office Building Lease dated February 7, 2002, between Seller and Halliburton Company, as amended pursuant to that certain First Amendment and Assignment of Office Building Lease dated December 9, 2008, among Seller, Halliburton Company and Halliburton Energy Services, Inc., a Delaware corporation (“Halliburton”), as further amended pursuant to that certain Second Amendment to Office Building Lease dated July 1, 2014 (collectively, the “Lease”), between Seller and Halliburton, Seller agreed to provide Halliburton with a tenant improvement allowance up to $1,007,860.00 (the “Halliburton Allowance”).  Subject to the terms of the Lease, any portion of the Halliburton Allowance that has not been paid by Seller to Halliburton on or before December 31, 2016 shall be forfeited by Halliburton.  Seller and Purchaser hereby acknowledge and agree that any obligation to pay the Halliburton Allowance is Seller’s, and to secure such obligation Seller shall at Closing deposit in escrow with the Title Company a portion of the Purchase Price equal to the Halliburton Allowance (the “Escrowed TI Funds”).  The Escrowed TI Funds shall be held in escrow by the Title Company until disbursed in accordance with the Lease and pursuant to an escrow holdback agreement among Seller, Purchaser and Title Company, the form of which shall be agreed upon prior to the expiration of the Inspection Period.

f. Payments under Contracts.  All amounts due and payable under the Contracts through the date of Closing shall be paid by Seller.  All payments due and payable under the Contracts during the period of time from and after the date of Closing shall be paid by Purchaser.  For purposes of the foregoing sentences, all payments due and payable under the Contracts shall be determined by prorating the amount of the Contract over the term of the Contract or the period to which such payment applies.  So, for example, if a Contract has a term of thirty days with a payment of $300 to be paid on the first day of the term of the Contract, then the $300 payment shall be treated as if it is due and payable at $10/day over the term of the Contract.  Seller shall receive a credit for the portion of any prepaid amount under a Contract which is attributable to the period of time after the date of Closing.  All deposits under any of the Contracts shall be retained by Seller as its exclusive property or Seller may elect to assign such deposits to Purchaser and receive a credit for such amounts at Closing.

g. Personal Property and Sales Taxes.  All personal property taxes assessed against the Personal Property through the date of Closing shall be paid by Seller.  All personal property taxes assessed against the Personal Property from and after the date of Closing shall be paid by Purchaser.  Purchaser shall pay all sales and use taxes associated with sale of the Personal Property by Seller to Purchaser.

h. Utility Charges.  All utility charges will be prorated as of the date of Closing, and Seller shall pay all charges assessed through the date of Closing if a final billing is available.  If a final billing is unavailable, Seller shall deposit with the Title Company an amount estimated by the Title Company to be sufficient to pay the final billing when it becomes available, with any excess amount to be refunded to Seller.  Seller shall receive a credit for the portion of any prepaid amount which is attributable to the period of time after the date of Closing.  All deposits paid to utilities shall be retained by Seller as its exclusive property or Seller may elect to receive a credit at Closing in the full amount of such deposits.

i. Miscellaneous Closing Costs.  Seller shall pay the costs associated with providing Purchaser with the Title Policy described in Section 2.5.  All normal and customary real estate recording and documentary fees payable in connection with the purchase and sale of the Property shall be paid by Purchaser.  Any fee for closing services which is charged by the Title Company shall be shared equally by Seller and Purchaser.  Except as otherwise expressly provided in this Agreement, Purchaser and Seller shall pay their own fees and expenses incurred in the preparation, execution and performance of their respective obligations under this Agreement.

Section 3.2 Post-Closing Apportionments.  Seller and Purchaser agree to use reasonable efforts to calculate all apportionments required under this ARTICLE 3 (and to make the applicable payments resulting from those calculations) with respect to those items of income and expense which are not known, have not been received or cannot be accurately or finally determined on the Closing Date by no later than 60 days after the Closing Date.  Each other item of income and expense which is subject to apportionment under this ARTICLE 3 but which is not known, has not been received or cannot be accurately or finally determined on the Closing Date shall be apportioned retroactive to the Closing Date, and the payment made on such apportionment within 30 days after the date that the apportionment becomes ascertainable, i.e., the date by which each party, in its good faith business judgment, has sufficient information to make the apportionment.  The parties agree that each party shall have the right following Closing, on reasonable written notice to the other, from time to time to review the books and records of such other party pertaining solely to the operations of the Property to the extent necessary to confirm the amounts of adjustments payable to Seller and/or Purchaser following the Closing, and Seller and Purchaser shall instruct their respective Property managers and former Property managers to make their books and records available for this purpose.

Purchaser and Seller shall cooperate as necessary following the Closing in order to promptly and in good faith discharge their respective obligations under this ARTICLE 3.  Notwithstanding the foregoing, any claim for an adjustment under Section 3.1 will be valid only if made in writing with reasonable specificity within one year of the Closing Date, except in the case of items of adjustment which at the expiration of that period are subject to pending litigation or administrative proceedings.  Claims with respect to items of adjustment which are subject to litigation or administrative proceedings will be valid only if made on or before the later to occur of (a) the date that is one year after the Closing Date; and (b) the date that is 180 days after a final order is issued in such litigation or administrative hearing.  Both parties shall use good faith efforts to resolve any disputed claims promptly.  The provisions of this ARTICLE 3 shall survive the Closing.

ARTICLE 4.

Default

Section 4.1 Default and Termination.

a. Purchaser’s Default.  If Purchaser defaults in its obligation to close, or otherwise commits a material default under this Agreement, Seller shall have the right (i) if the default occurs prior to or at Closing, as Seller’s exclusive remedy, except as expressly set forth elsewhere herein, to terminate this Agreement and to demand payment of, collect and retain the Deposit as liquidated damages; or (ii) if the default occurs after Closing, to obtain any equitable or legal remedy for that default including, but not limited to, specific performance and money damages, and to obtain from Purchaser reasonable attorneys’ fees incurred in connection with obtaining any such remedy.

b. Seller’s Default.  If Seller defaults in its obligation to close or otherwise commits a material default under this Agreement, Purchaser shall have, as its exclusive remedies, the right (i) if the default occurs prior to or at Closing, to terminate this Agreement and to obtain the return of the Deposit; or (ii) regardless of the date on which the default occurs, to treat this Agreement as being in full force and effect and to obtain specific performance to require Seller (a) to remove any Liens and fulfill Seller’s obligations under ARTICLE 3; and (b) in addition to the removal of any Liens, to convey such title to the Property as it is able to convey, without any reduction in the Purchase Price; and (c) if Seller willfully and wrongfully refuses to close in accordance with this Agreement despite there being no default by Purchaser and Purchaser’s being ready, willing and able to close in accordance with this Agreement, then, and only in that event, Purchaser shall have the right to recover Purchaser’s money damages resulting from such willful and wrongful refusal to close, and (d) to obtain from Seller reasonable attorneys’ fees incurred in connection with obtaining any such remedy.  If Seller defaults in any of its post-Closing obligations, Purchaser shall have the right to obtain any legal or equitable remedy for that default, including without limitation, specific performance.

c. Termination of Agreement.  Upon termination of this Agreement in the manner set forth in this Section and the receipt of the Deposit as provided above, neither party shall have any further obligations or liabilities hereunder except as otherwise provided in this Agreement.  Seller or Purchaser, as the case may be, shall authorize the Title Company to deliver the Deposit to the party entitled to it and, if it refuses to do so, it shall be liable in damages to that party.

ARTICLE 5.

Casualty And Condemnation

Section 5.1 Casualty.  In the event that prior to the Closing Date the improvements on the Property are damaged by fire or other casualty, Seller shall notify Purchaser and Purchaser shall have the option either (a) to terminate this Agreement by notice given to Seller within 15 days after Purchaser receives the notice of the casualty (but only if the right to terminate exists hereunder); or (b) to close this sale by paying Seller the entire Purchase Price for the Property and (i) to the extent the damage has not been repaired prior to the Closing, receiving all of Seller’s rights with respect to recovery for such unrepaired damage caused by the fire or casualty under Seller’s existing insurance policies, without compromise; or (ii) if Seller and Purchaser agree at or prior to the Closing, receiving a credit on the Purchase Price of the amount they estimate will be required to repair the damage (which shall be a final settlement).  In the event Purchaser elects to terminate this Agreement as provided, the Deposit shall be returned to Purchaser by the Title Company and neither party shall have any further liability or obligation to the other except as expressly provided in this Agreement.  The right of termination due to any such fire or other casualty shall only exist if the damage caused by the casualty is material and has not been completely repaired prior to the Closing.  A material casualty is one that results in damage to the improvements on the Property in excess of $250,000.00, or that materially and adversely affects access, parking, floor area ratios, or zoning setbacks or other requirements on the Property, or that allows one or more of the Major Tenants to abate rent or terminate its Lease.  If the casualty is not material and has not been completely repaired prior to the Closing, then at the Closing Purchaser shall receive a credit on the Purchase Price equal to the amount of the deductible applicable to that casualty under Seller’s existing insurance policies and, to the extent the damage has not been repaired prior to the Closing, Purchaser shall receive all of Seller’s rights with respect to recovery for such unrepaired damage under Seller’s existing insurance policies, or if Seller and Purchaser so agree under this Section 5.1(b)(ii), then Purchaser shall receive a credit on the Purchase Price equal to the amount Seller and Purchaser agree it will cost to repair the damage.  If the casualty is not covered by Seller’s existing insurance policies, and if Purchaser and Seller are unable to agree on the amount of the credit due to Purchaser as the cost to repair the damage, then Purchaser shall be entitled to terminate this Agreement as set forth above in this Section.  Seller shall be responsible for the payment of any such repairs made prior to the Closing and shall be entitled to the insurance proceeds applicable to those repairs.

Section 5.2 Condemnation.  If, between the date of this Agreement and Closing, any portion of the Property that is of such size and configuration or character to be, in Purchaser’s reasonable judgment, material to the operation of the Property (which shall include, without limitation, a taking of property valued at more than $250,000.00, or that materially and adversely affects access, parking, floor area ratios, or zoning setbacks or other requirements on the Property, or that allows one or more of the Major Tenants to abate rent or terminate its Lease) is taken in condemnation (a “Material Taking”), Purchaser shall have the right by written notice given to Seller prior to or at Closing to terminate this Agreement, and in the event of such a termination Purchaser shall be entitled to the return of the Deposit, after which Purchaser and Seller shall have no further liability or obligation under this Agreement, except as otherwise provided in this Agreement.  If, between the date of this Agreement and Closing, any portion of the Property is taken in condemnation that is not a Material Taking, Purchaser may not terminate this Agreement for that reason, and Seller and Purchaser shall perform their respective obligations under this Agreement, except with respect to the part of the Property so taken; and Purchaser shall be entitled to all the condemnation proceeds and Purchaser shall not receive any reduction in or credit against the Purchase Price in respect of such condemnation.

ARTICLE 6.

Operation Of The Property; Leasing; Service Contracts

Section 6.1 Operation of the Property.  Seller agrees that between the date of this Agreement and the Closing Date, (a) Seller shall, subject only to conditions beyond Seller’s reasonable control, continue to operate and maintain the Property in its present condition, ordinary wear and tear excepted, (b) Seller shall not initiate or consent to any proposed changes in the zoning of all or any part of the Property and (c) Seller shall maintain in full force or effect its existing insurance coverage on the Property.

Section 6.2 Leasing.  From the date of this Agreement until the end of the Inspection Period, before entering into any new Leases for space at the Property, Seller shall provide Purchaser with a courtesy copy of the term sheet, and after entering into any such new

Leases, Seller shall provide Purchaser with a copy of each executed new Lease, but in no event shall Purchaser’s consent be required during this period for the execution of any new Leases.  However, from the end of the Inspection Period until the Closing Date, if Purchaser has not elected to terminate this Agreement as provided in Section 2.5d.i above, Seller shall not without Purchaser’s prior written approval, which shall not be unreasonably withheld, conditioned, or delayed:  (a) voluntarily terminate, modify, renew, or accept a surrender (in whole or in part) of any of the Leases; or (b) enter into any new Leases.  Purchaser shall notify Seller in writing within 5 days after its receipt of each proposed termination, modification or renewal of an existing Lease or proposed new Lease, along with the final form of the new Lease, if applicable, all available exhibits to those Leases, any written information Seller has received about the tenants, and the cost of all tenant-improvement work and leasing commissions to be incurred by the landlord in connection with the Lease of either its approval or disapproval.  In the event Purchaser fails to notify Seller of its approval or disapproval of any such termination, modification, renewal or proposed new Lease within this 5-day period, then Purchaser shall be deemed to have approved it.

Section 6.3 Service Contracts.  Seller agrees that after the date of this Agreement it will not enter into any Contracts which cannot be terminated on 30 days’ notice without the payment of a penalty or other amount, other than in accordance with Section 6.2, without the prior written consent of Purchaser, which will not be unreasonably withheld, conditioned, or delayed.  At least 5 business days before the end of the Inspection Period, Purchaser shall deliver a notice to Seller specifying which of the Contracts it intends to assume and which Purchaser requests that Seller terminate on or before the Closing Date.  Within 2 business days after receipt of Purchaser’s notice, Seller (if it has not already done so) shall advise Purchaser whether any of the Contracts specified by Purchaser cannot be terminated or can be terminated only with the payment of a fee or penalty which Seller is unwilling to pay, and:

a. With respect to those Contracts which cannot be terminated, Purchaser shall deliver notice to Seller, within 2 business days of receipt of Seller’s notice, that Purchaser has either agreed to assume those Contracts or has elected to terminate this Agreement, in which latter instance, the Deposit and any interest accrued on it shall be refunded to Purchaser and neither Seller nor Purchaser shall have any further liability to the other except as expressly provided in this Agreement; and

b. With respect to those Contracts which can be terminated, but only with the payment of a fee or penalty which Seller is unwilling to pay, Purchaser shall deliver notice to Seller within 2 business days of receipt of Seller’s notice, that Purchaser has either agreed to pay the termination fee or penalty or has elected to terminate this Agreement, in which latter instance, the Deposit and any interest accrued on it shall be refunded to Purchaser and neither Seller nor Purchaser shall have any further liability to the other except as expressly provided in this Agreement.

Effective as of the Closing Date, Seller shall give notice of termination of all Contracts related to the leasing, management and operation of the Property, other than the Contracts which Purchaser has elected to assume.

ARTICLE 7.

GENERAL DISCLAIMER

Except as otherwise expressly stated in this Agreement or in any agreement or instrument executed and delivered by Seller to Purchaser at the Closing, including but not limited to representations and warranties set forth in Section 2.5 and Section 8.3b of this Agreement and the limited warranty of title expressly set forth in the Deed (collectively the “Surviving Representations”), Seller hereby expressly disclaims any and all representations and warranties of any kind or character, express or implied, with respect to the Property, and Purchaser agrees to accept the Property “as is, where is, with all faults.”  Without limiting the generality of the preceding sentence or any other disclaimer set forth herein, Seller and Purchaser hereby agree that, except for the Surviving Representations, Seller has not made and is not making any representations or warranties, express or implied, written or oral, as to (a) the nature or condition, physical or otherwise, of the Property or any aspect thereof, including, without limitation, any warranties of habitability, suitability, merchantability or fitness for a particular use or purpose, or the absence of latent vices or defects in the Property; (b) the nature or quality of construction, structural design or engineering of the improvements or the state of repair or lack or repair of any of the improvements; (c) the quality of the labor or materials included in the improvements; (d) the soil conditions, drainage conditions, topographical features, access to public rights-of-way, availability of utilities or other conditions or circumstances which affect or may affect the Property or any use to which the Property may be put; (e) any conditions at or which affect or may affect the Property with respect to any particular purpose, use, development potential or otherwise; (f) the area, size, shape, configuration, location, capacity, quantity, quality, cash flow, expenses or value of the Property or any part thereof; (g) the nature or extent of title to the Property, or any easement, servitude, right-of-way, possession, lien, encumbrance, license, reservation, condition or otherwise that may affect title to the Property; (h) any environmental, geological, structural, or other condition or hazard or the absence thereof heretofore, now or hereafter affecting in any manner the Property, including but not limited to, the presence or absence of asbestos or any environmentally hazardous substance on, in, under or adjacent to the Property; or (i) the compliance of the Property or the operation or use of the Property with any laws, ordinances or regulations of any governmental body (including specifically, without limitation, any zoning laws or regulations, any building codes, any environmental laws, and the Americans with

Disabilities Act of 1990, 42 U.S.C. 12101 et seq.).  The provisions of this ARTICLE 7 shall be binding on Purchaser and each of its permitted assignees and shall survive the Closing.

Purchaser has been given or is being given the opportunity to inspect the Property, and the Leases, the Contracts and other materials (including, without limitation, title materials) relating to the Property that Purchaser deemed necessary to inspect and review in connection with the Property or this Agreement, and Purchaser has retained such environmental consultants, structural engineers and other experts as it deemed necessary to inspect the Property and review such materials.  Purchaser is relying on its own investigation and the advice of its experts regarding the Property, and upon its review of Leases, Contracts, and other materials, and not on any representations or warranties of Seller (other than the Surviving Representations).  Purchaser acknowledges that Seller makes absolutely no representations or warranties with respect to the accuracy or completeness of any information, reports or other materials delivered to Purchaser, except as may be expressly set forth in the Surviving Representations, and that the Purchase Price reflects the fact that this is an “as is, where is, with all faults” transaction.

ARTICLE 8.

MISCELLANEOUS

Section 8.1 Special Districts.  Purchaser hereby agrees and acknowledges that as of the date of this Agreement, the Property is included within various districts and special districts which are quasi‑municipal corporations organized and existing under the laws of the State of Colorado (collectively, the “Districts”) and certain other authorities which are authorities established pursuant to Colorado law (collectively, the “Authorities”), and that as a result of such inclusion the Property and the rights and interests of Purchaser therein are subject to (a) current and future taxation by the Districts and the Authorities for all purposes for which the Districts and the Authorities are authorized to tax; and (b) any and all actions other than taxation, such as imposition of impact fees or site connection and service fees, that the Districts and the Authorities lawfully may take that may affect the Land and/or the rights and interests of Purchaser therein.  Purchaser hereby agrees, following the Closing Date, to comply with the terms of all rules or regulations of the Districts and the Authorities affecting the Land, as amended or modified from time to time.

Section 8.2 Confidentiality, Distribution of Information and Use of Marks.

a. Confidentiality.  Without the prior written consent of the other, neither Seller nor Purchaser shall disclose to any person or entity (other than persons or entities who have a need to know in connection with Seller’s or Purchaser’s business and who, except in the case of governmental regulatory authorities, agree to keep the information confidential) any of the terms or provisions of this Agreement.  This restriction does not apply to information contained in public or recorded closing documents executed as part of this transaction or to information required in connection with litigation between the parties with respect to this Agreement or to information required to be disclosed by applicable law.  Notwithstanding anything else in this Agreement to the contrary, each party hereto (and each employee, representative, or other agent of any party) may disclose to any and all  persons, without limitation of any kind, the tax treatment and tax structure of any and all transaction(s) contemplated herein and all materials of any kind (including opinions or other tax analyses) that are or have been  provided to any party (or to any employee, representative, or other agent of any party) relating to such tax treatment or tax structure, provided, however, that this authorization of disclosure shall not apply to restrictions reasonably necessary to comply with securities laws.   This authorization of disclosure is not intended to permit disclosure of any other information including (without limitation) (i) any portion of any materials to the extent not related to the tax treatment or tax structure of the transaction; (ii) the identities of participants or potential participants in the transaction; (iii) the existence or status of any negotiations; (iv) any pricing information; (v) any financial information or historic tax return information relating to any party to the transaction; or (vi) any other term or detail not related to the tax treatment or tax structure of the transaction.

b. Use of Marks.  Purchaser acknowledges that the trademarks, service marks and/or trade names referenced in Section 1.19 of the Vesting Deed and any variations thereof (collectively, the “Marks”) are the sole and exclusive property of Seller or Seller’s affiliate.  Purchaser agrees not to claim any superior right to the Marks and further agrees not to use the Marks in any manner whatsoever in conjunction with the Project or with its business or property on the Land unless it has obtained prior permission in writing, in the form of a license or other agreement, from Seller.

Section 8.3 Authority of Seller and Purchaser.

a. Purchaser.  Purchaser represents and warrants that as of the date of this Agreement and as of the date of Closing, Purchaser is and shall be a duly organized and validly existing corporation under the laws of the State of Maryland, is and shall be in good standing under the laws of the State of Maryland, and has and shall have full and lawful right and authority to execute and deliver this Agreement and to consummate and perform the transactions contemplated in it.  Furthermore, Purchaser represents and warrants that the person or persons executing this Agreement and any documents required under it on behalf of Purchaser have the full legal power and authority to do so.  Purchaser also represents and warrants that the consummation and performance of the transactions contemplated by this Agreement will not constitute a default or result in the breach of any term or provision of any contract or agreement to which Purchaser is a party so as to adversely affect the consummation of these transactions.

b. Seller.  Seller represents and warrants that, as of the date of this Agreement and as of the date of Closing, Seller is and shall be a duly formed and validly existing limited liability company under the laws of the State of Colorado, is and shall be in qualified to do business in and in good standing under the laws of the State of Colorado, and has and shall have full and lawful right and authority to execute and deliver this Agreement and to consummate and perform the transactions contemplated in it.  Furthermore, Seller represents and warrants that the person or persons executing this Agreement and any documents required under it on behalf of Seller have the authority to do so.  Seller also represents and warrants that the consummation and performance of the transactions contemplated by this Agreement will not constitute a default or result in the breach of any term or provision of any contract or agreement to which Seller is a party so as to adversely affect the consummation of these transactions.

Section 8.4 Brokers.  Purchaser and Seller each represent and warrant to the other that no broker or finder other than CBRE, Inc., 1225 17th Street, Suite 2950, Denver, Colorado 80202 (“Broker”) has been engaged by either party in connection with this sale.  Seller agrees that if and only if this sale is closed in accordance with this Agreement, Seller shall pay the brokerage commission owed to the Broker in connection with this sale in accordance with a separate written agreement between Seller and the Broker.  Each party further represents and warrants to the other that no person or entity except Broker claims or will claim any commission, finder’s fee or other amounts by, through, under or as a result of any relationship with such party because of this transaction.  Each party agrees to indemnify and hold the other party harmless from and against any and all costs, expenses, claims, losses or damages, including also reasonable attorneys’ fees, resulting from any breach of the representations and warranties contained in this Section 8.4.  Broker shall be responsible for paying any commissions or fees owed to any person or entity claiming by, through or under or as a result of any relationship or arrangement with Broker, and Broker shall indemnify and hold Seller and Purchaser harmless from and against any and all costs, expenses, claims, losses or damages, including also reasonable attorneys’ fees, arising from or out of any such claim, relationship or arrangement.

Section 8.5 Assignability.

a. Purchaser’s Assignability.  Purchaser may assign its rights and obligations hereunder without the prior written consent of Seller provided (i) the assignee is a single member limited liability company and the sole member of such assignee is Purchaser, and (ii) Purchaser delivers to Seller at least 5 days prior to the Closing a copy of the assignment, under which Purchaser remains liable for all of Purchaser’s obligations under this Agreement through the Closing, and under which the assignee assumes all of the Purchaser’s obligations under this Agreement (a “Permitted Transfer”).  Except with respect to a Permitted Transfer, Purchaser cannot assign all or any part of its rights or obligations under this Agreement without the prior written consent of Seller.  Any assignment made in violation of the terms of this Section shall be void and of no force and effect.  For purposes of this Section, an assignment by Purchaser shall include, but not be limited to, a transfer or transfers by any means of more than 55% in the aggregate of the voting stock or voting interest in Purchaser.

b. Seller’s Assignability.  Seller may assign all or any part of its rights and obligations hereunder without the consent, written or otherwise, of Purchaser or any other person or entity, provided that Seller shall remain liable for its obligations under this Agreement until the Closing.

Section 8.6 Notices.  All notices required or permitted under this Agreement shall be given by nationally recognized overnight courier delivery service (fees prepaid), or by hand delivery, directed as follows:

If intended for Seller, to:

Highlands Ranch Shea Center II, LLC

6380 S. Fiddlers Green Circle, Suite 400

Greenwood Village, CO  80111

Attn:  Peter A. Culshaw

Email: peter.culshaw@sheaproperties.com

with a copy to:

Jeffrey H. Donelson, Esq.

Regional Counsel

Shea Homes Limited Partnership

1805 Shea Center Drive, Suite 450

Highlands Ranch, CO  80129

Email: jeff.donelson@sheaproperties.com

and with a copy to:

Elizabeth A. Sharrer

Holland & Hart LLP

Suite 3200

555 Seventeenth Street

Denver, CO  80202

Email: lsharrer@hollandhart.com

If intended for Purchaser, to:

Gary Katz

NetREIT, Inc.

1282 Pacific Oaks Place

Escondido, CA  92029-2900

Email:  gkatz@netreit.com

with a copy to:

Kathryn Richman, General Counsel

NetREIT, Inc.

1282 Pacific Oaks Place

Escondido CA 92029-2900

Email:  krichman@netreit.com

Any notice delivered by nationally recognized overnight courier services in accordance with this Section shall be deemed to have been delivered upon being deposited with such carrier, but, in the case of intended recipients who have an email address listed above, only if concurrently with that deposit a copy of the notice is sent by email to that intended recipient.  If that copy is not sent by email to any intended recipient who has an email address listed above, the notice shall not be deemed to have been delivered until actually received by the intended recipient.  Either party, by notice given as above, may change the address to which future notices or copies of notices may be sent.

Section 8.7 Binding Effect.  Subject to Section 8.5, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, personal representatives, successors and permitted assigns.

Section 8.8 Entire Agreement; Modification.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and may not be modified in any manner except by an instrument in writing signed by both parties.  This Agreement supersedes and replaces all earlier agreements or understandings of the parties, whether written or oral.

Section 8.9 Headings.  The headings herein are inserted only for convenient reference and do not define, limit or prescribe the scope of this Agreement or any Section or subsection.

Section 8.10 No Merger.  The representations, covenants and agreements contained herein shall not merge into the various documents executed and delivered at the Closing and shall survive Closing, except as limited in this Agreement.

Section 8.11 Counterparts.  This Agreement may be executed in any number of counterparts which together shall constitute a final Agreement.

Section 8.12 Severability.  If any provision of this Agreement or its application to any person or situation, to any extent, shall be held invalid or unenforceable, the remainder of this Agreement, and the application of that provision to persons or situations other than those to which it has been held invalid or unenforceable, shall not be affected, but shall continue valid and enforceable to the fullest extent permitted by law.

Section 8.13 No Waiver.  No waiver by either party of any provision hereof shall be deemed a waiver of any other provision or of any subsequent breach by either party of the same or any other provision.

Section 8.14 U.S. Dollars.  All dollar amounts stated in this Agreement are in United States dollars and all funds shall be delivered in United States currency.

Section 8.15 Construction of Agreement.  Seller and Purchaser acknowledge each to the other that both they and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits to it.

Section 8.16 Governing Law; Attorneys’ Fees.  This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.  In the event of any litigation between the parties with respect to the subject matter of this Agreement, the prevailing party shall be entitled to recover all of its reasonable attorneys’ fees from the other party.

Section 8.17 Recordation. Purchaser shall not place this Agreement or any of its terms and provisions, or any notice, memorandum or other written evidence of it, of record without the prior written consent of Seller, which Seller may withhold in its sole discretion.  Any violation of the terms and conditions of this Section by Purchaser shall, at the option of Seller, render this entire Agreement null and void and of no further force or effect.

Section 8.18 Relationship of Parties.  Nothing in this Agreement shall be construed or deemed to make or constitute Seller and Purchaser partners, joint venturers or any other form of joint participants in the acquisition and ownership of the Property, and Seller and Purchaser agree and acknowledge that the sole and exclusive nature of their relationship is as seller and purchaser.

Section 8.19 Exhibits; Section References.  All exhibits to this Agreement are a part of this Agreement and are incorporated into it by reference.  References to section numbers and exhibits, unless otherwise stated, are to sections in and exhibits to this Agreement.

Section 8.20 Date of This Agreement.  References to the “date of this Agreement” or the “Effective Date” mean the date on which both Seller and Purchaser have signed this Agreement (including counterparts).

Section 8.21 Consideration.  Notwithstanding any other provision in this Agreement, if this Agreement terminates for any reason and Seller is not entitled to receive the Deposit, then Seller shall be entitled to receive and retain $200.00 out of the Deposit as consideration for the rights and options given to Purchaser in this Agreement.

Section 8.22 Tax Deferred Exchange.  Purchaser and Seller agree upon the request of the other to cooperate with the requesting party in closing this transaction as an exchange pursuant to Internal Revenue Code Section 1031, provided that:

(1) The party to whom the request is made shall incur no additional liability in connection therewith, and said party shall not have an obligation to actually take title to an exchange property;

(2) The requesting party shall indemnify and hold the other harmless from any claims, demands, causes of action, judgments, expenses, costs and attorneys’ fees (collectively “Claims”) which result from the requesting party’s or a third party’s non-performance of any exchange agreement(s); and

(3) The Closing is not delayed beyond the outside Closing Date by the exchange.  In the event the parties execute an exchange agreement and the exchange escrow is not in a position to close as of the Closing, Seller and Purchaser shall immediately execute documents to effectuate a straight sale of the Property to Purchaser from Seller as if the exchange document had never been executed.

Section 8.23 Cap on Limited Representations of Seller. Seller shall have no liability to Purchaser for a breach of any representation or warranty set forth in Section 2.5d.iii of this Agreement unless (a) the valid claims for all such breaches of Section 2.5d.iii of this Agreement collectively aggregate more than $10,000.00, in which event the full amount of such valid claims shall be actionable, up to the Cap (as defined below), and (b) written notice containing a description of the specific nature of such breach shall have been given by Purchaser to Seller and an action shall have been commenced by Purchaser against Seller prior to the expiration of said one-year period.  Purchaser agrees to first seek recovery under any insurance policies, Contracts and Leases prior to seeking recovery from Seller and Seller shall not be liable to Purchaser if Purchaser’s claim is satisfied from such insurance policies, Contracts or Leases.  As used herein, the term “Cap” shall mean the total aggregate amount of $1,250,000.00.  Notwithstanding anything to the contrary set forth herein, if any of the representations and warranties set forth in Section 2.5d.iii is untrue or incorrect in any material respect and the Employees actually knew (without independent investigation) that such representation and warranty was untrue in any material respect, then Purchaser shall be entitled to pursue all remedies available to it at law or in equity, not limited by the Cap, including without limitation recovery of its actual damages resulting from such fraudulent misrepresentation.  This Section shall survive Closing.

Section 8.24 Audit.  No later than sixty (60) days following the Closing and upon Purchaser’s reasonable prior written request and at Purchaser’s sole cost and expense, Purchaser may request that its independent outside accounting firm (herein “Auditor”) prepare an audit of the operating income from the Property in conformity with the requirements of Rule 3-14 of Regulations S-X promulgated by the Securities and Exchange Commission for the calendar year 2014 and the 1st, 2nd and if completed, 3rd quarters for 2015 (herein “Property Audit”).  In the event such an audit is needed, Seller agrees to provide Auditor with reasonable access to its books and records solely related to the Property as defined herein in connection with the preparation of the Property Audit, and a copy of the same shall be provided to Seller promptly upon completion.  Purchaser agrees to compensate Seller for their actual out-of-pocket expenses incurred in connection with the Property Audit (including, but not limited to, the costs associated with any representation letter, if any, that Seller is mandated by applicable Federal law to provide).  Purchaser acknowledges that Seller’s agreement to facilitate the Property Audit as herein provided is being made strictly as an accommodation to Purchaser, without representation or warranty of any kind to or for the benefit of Purchaser.  In no event shall any Property Audit or update thereto give rise to or be grounds for a claim or lawsuit by Purchaser against Seller, and Purchaser agrees to indemnify and hold Seller harmless from any claim, damage, loss, cost, expense or liability which Seller may incur or to which Seller is at any time subjected as a result of Seller’s compliance with this Section 8.24.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

Signature Page to Purchase and Sale Agreement

Between

HIGHLANDS RANCH SHEA CENTER II, LLC, As Seller,

And

NETREIT, INC., As Purchaser

SELLER:

HIGHLANDS RANCH SHEA CENTER II, LLC,
a Colorado limited liability company

By:	Shea Properties Management Company, Inc.,
a Delaware corporation, its manager

	By:	/s/ Michael Brown
Assistant Secretary

	By:	/s/ John Kilrow
Assistant Secretary

Dated: November 5, 2015

Signature Page(Cont’d) to Purchase and Sale Agreement

Between

HIGHLANDS RANCH SHEA CENTER II, LLC, As Seller,

And

NETREIT, INC., As Purchaser

PURCHASER:

NETREIT, INC.,
a Maryland corporation

By:	/s/ Kenneth W. Elsberry
Name:	Kenneth W. Elsberry
Its:	Chief Financial Officer

Dated:	November 10, 2015